Altus Power, Inc. Announces Closing of 220 MW Portfolio
With Funding by Blackstone

STAMFORD, CT, February 16, 2023 – Altus Power, Inc. (“Altus Power” or the “Company”) (NYSE: AMPS), the premier independent developer, owner and operator of commercial-scale solar facilities, today announced that it closed on the acquisition of approximately 220 megawatts (MW) of solar assets, including 207 MW of operating assets and 13 MW of assets under construction. These assets were purchased from True Green Capital Fund III, L.P. under definitive agreements that were previously announced on December 27th, 2022.
The base purchase price of approximately $293 million was financed partially with debt secured from a $204 million long-term funding facility led by Blackstone Structured Finance at a fixed interest rate of 5.62% and the remainder from cash on hand. The interest rate on the debt is fixed for the term of the facility, and Altus Power additionally has the option to refinance the debt without penalty after 3 years.
“We’re pleased to further expand our relationship with Blackstone as the lender for this new portfolio of assets,” commented Gregg Felton, Co-CEO of Altus Power. “Blackstone has a depth of financing experience across a diversity of asset classes and shares our enthusiasm for commercial-scale solar.”
“This portfolio of long-term contracted assets provides a tremendous opportunity for Blackstone to create high quality long-duration investments with attractive risk-adjusted returns for our growing insurance franchise,” said Robert Camacho, Co-Head of Asset Based Finance within Blackstone’s Structured Finance Group.
Growing Community Solar Customer Base
With the addition of these new assets, Altus Power’s portfolio with community solar customers account for over 20% of the Company’s installed megawatts with an additional approximately seventy megawatts in advanced stages of development in New Jersey, Maryland, New York, and Hawaii which will also be dedicated to community solar programs. Community solar allows a rapidly growing universe of residential customers to enjoy the benefits of solar generation without installing any equipment on their properties. While Altus Power expects most of its assets will continue to serve commercial, industrial and municipal customers, the growing popularity of community solar programs is expanding the customer base for commercial-scale solar arrays.
Increased Presence in New York State
Altus Power is pleased that New York has joined Massachusetts, New Jersey and California as one of the Company’s largest markets, with each now representing more than 100 megawatts of operating solar. Assets are located across New York and includes the Zerega project located on the rooftop of a self-storage facility in Bronx County, NY, which the Company recently highlighted as a beneficiary of the Community Solar Employee Participation program offered to employees of both CBRE and Blackstone.
About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier commercial-scale clean electrification company serving commercial, industrial, public sector and community solar customers with an end-to-end solution. Altus Power originates, develops, owns and operates locally sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contacts:

Chris Shelton
Head of IR
InvestorRelations@altuspower.com